UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 6, 2004

GRANT VENTURES, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-50133	82-0490737
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

56 West 400 South, Suite #200, Salt Lake City, Utah 84101

(Address of Principal Executive Offices)                      (Zip Code)

(801) 322-3401

(Registrant’s telephone number, including area code)

Item 5.    Other Events.

On July 6, 2004, Grant Ventures, Inc. entered into a definitive agreement (the “Merger Agreement”) to acquire Impact Diagnostics, Inc., a Utah corporation (“Impact Diagnostic”).  Pursuant to the terms of the Merger Agreement, Impact Acquisition Corporation, a wholly owned subsidiary of Grant Ventures (“Merger Sub”), will merge with and into Impact Diagnostic with Impact Diagnostic surviving the merger and becoming a wholly owned subsidiary of Grant Ventures.  Merger Sub will cease to exist after the merger.

Impact Diagnostic develops products to improve the efficiency of diagnosing cervical cancer, including a sensitive, reliable, non-invasive, point-of-care test which is expected to cost less than other tests currently used.

Under the terms of the Merger Agreement, each issued and outstanding share of common stock, par value $0.001 per share, of Impact Diagnostic shall be converted into the right to receive one share of common stock, par value $0.0001 per share, of Grant Ventures.  As a result of the merger and a related private financing, the existing holders of common stock of Grant Ventures prior to the merger will own approximately 10% of the outstanding Grant Ventures shares after the merger.

Upon completion of the merger, nominees of Impact Diagnostic will be appointed to the board of directors of Grant Ventures and, subsequent to their appointment, the current directors of Grant Ventures will resign.

The closing of the merger will occur upon the later of (i) satisfaction or waiver of all closing conditions and (ii) 10 days after delivery of Schedule 14f-1 to the stockholders of Grant Ventures providing certain information related to the appointment of Impact Diagnostic nominees to the board of Grant Ventures.

A copy of the Agreement and Plan of Merger, among Grant Ventures, Merger Sub and Impact Diagnostic is attached as Exhibit 99.1.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits.

99.1         Agreement and Plan of Merger, dated as of July 6, 2004, by and among Grant Ventures, Inc., Impact Acquisition Corporation and Impact Diagnostics, Inc.

99.2         Press Release dated July 7, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANT VENTURES, INC.

Date: July 6, 2004	By:	/s/ Geoff Williams
		Name:	Geoff Williams
		Title:	Secretary

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Agreement and Plan of Merger, dated as of July 6, 2004, by and among Grant Ventures, Inc., Impact Acquisition Corporation and Impact Diagnostics, Inc.

99.2	Press Release dated July 7, 2004.